Exhibit 23.1

June 8, 2016

Board of Directors
Anfield Acquisitions, Inc.

We hereby consent to the inclusion in this Form S-1 of our report dated June 8, 2016 with respect to the audited financial statements of Anfield Acquisitions, Inc. for the year ended December 31, 2015.

We also consent to the references to us in Item 10 – Interest of Named Experts and Counsel as “Experts” in such Form S-1.

Very truly yours,

/S/ The Pun Group, LLP

The Pun Group, LLP
Santa Ana, CA